EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of
Aflac Incorporated:

We consent to the use of our reports dated February 28, 2006, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules (hereafter, financial statements), management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference. Our reports with respect to the financial statements refer to the adoption by the Company of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, to account for stock options and other share-based transactions, effective January 1, 2005.

We also consent to the use of our report dated June 20, 2005, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for plan benefits for the years then ended.

Atlanta, Georgia
June 23, 2006

EXH 23.1-1